                                                                     EXHIBIT 2.2



                          ASSET CONTRIBUTION AGREEMENT

     THIS ASSET CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the 5th day of May, 2000, by and among iNetze.com, Inc., a Delaware corporation (the "Company"), ESRN Acquisition, LLC, a Delaware limited liability company ("ESRN"), CT Holdings, Inc., a Delaware corporation and the parent of ESRN ("CT"), and joined in for certain limited purposes by the stockholders of the Company whose names are set forth on the signature page to this Agreement (the "Stockholders"). Each of the Company, the Purchaser and the Stockholders are hereinafter at times referred to as a "Party" and collectively as the "Parties".

     WHEREAS, the asset contribution transaction contemplated by this Agreement is part of that single tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended ("the Code"), and the Treasury Regulations promulgated thereunder, comprised of (i) this Agreement, (ii) the merger of ArtLog, Inc. with and into the Company, and (iii) the merger of COR Decision Support Systems, L.L.C. with and into the Company.

     WHEREAS, ESRN desires to contribute to the Company those certain assets acquired by ESRN from EBSCO CASIAS, Inc. ("EBSCO") under that certain Asset Purchase Agreement by and among ESRN, EBSCO, CT and the Company of even date herewith (the "Asset Purchase Agreement") and the Company desires to accept such assets from ESRN.

     WHEREAS, in exchange for the contribution of the Assets (as defined hereinafter), the Company desires to issue and sell to CT 2,631,667 shares of its Series A Preferred Stock, $0.01 par value per share (the "Preferred Stock")

     WHEREAS, the Stockholders are all of the stockholders of the Company and desire to join with the Company in making the representations and warranties of the Company to CT and ESRN; and

     NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties do hereby agree as follows:

                                   ARTICLE I

             CONTRIBUTION OF ASSETS AND ISSUANCE OF PREFERRED STOCK

     1.1 Authorization of the Securities. Prior to the Closing Date, the Company shall have authorized the issuance and sale to CT of the Preferred Stock, having such rights, restrictions, privileges and preferences as are set forth in the Company's Certificate of Incorporation, the form of which is attached hereto as Exhibit A.

     1.2 Issuance and Sale of the Securities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements set forth herein, the Company hereby agrees to issue and sell to CT, and CT hereby agrees to purchase from the Company 2,631,667 shares of the Preferred Stock. As consideration for the

Preferred Stock, at the Closing (as that term is defined hereinbelow), CT will cause ESRN to grant, convey, transfer, assign and deliver to the Company, and the Company shall accept from ESRN, all of ESRN's right, title and interest of any kind or nature whatsoever in and to the assets purchased from EBSCO, as more fully described in the Asset Purchase Agreement (the "Assets"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever ("Encumbrances").

     1.3 Delivery, Transfer and Conveyance. At the Closing, the Company shall execute and deliver to CT a certificate or certificates evidencing the shares of Preferred Stock. At the Closing, ESRN shall execute and deliver to the Company a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit B and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Company title to all of the Assets and all right, title and interest of ESRN thereto.

     1.4 Assumption of Certain Obligations. Effective at the Closing and subject to the terms set forth herein, at the Closing the Company shall assume and be liable for all of ESRN's debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions or duties relating to the Assets as set forth in Schedule 1.4 (collectively, the "Assumed Liabilities"). The Company shall execute and deliver to ESRN at the Closing an Assumption Agreement in substantially the form attached hereto as Exhibit C.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                  STOCKHOLDERS

     The Company and the Stockholders, jointly and severally, represent and warrant to CT and ESRN as follows. Each representation and warranty contained in Sections 2.7 through 2.22 below as to the operations of the Company shall encompass the operations of each subsidiary and predecessor of the Company.

     2.1 Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is presently being operated and in the places where such businesses are conducted. The Company has full power, authority and legal right to enter into this Agreement and all other agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company, and all other agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite action. This Agreement constitutes, and all other agreements to which it is a party when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the Equitable Exceptions (as defined below). The making and performance of this Agreement and all other agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms


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


hereof and thereof will not (i) conflict with the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Company, (ii) result in a material breach or termination of, or constitute a material default under, or constitute an event which with notice or lapse of time, or of both, would become a material default under, or result in the creation of any Encumbrance upon any asset of the Company under, or create any right of termination, cancellation or acceleration in any person under, any material contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which the Company is a party or by which the Company or its assets, business or operations may be bound or affected or under which the Company or its respective assets, business or operations receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by the Company that is material to the business or financial condition of the Company or (iv) result in the violation of any provision of law applicable to the Company, the violation of which could have a material adverse effect upon the business, operations or assets of the Company, taken as a whole.

     2.2 Binding Obligation. This Agreement and each other agreement required to be entered into by the Company pursuant to the terms of this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by applicable equitable principles or by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the exercise of judicial discretion in accordance with the equitable principles.

     2.3 Capitalization and Voting Rights.

     (a) The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

          (i) Common Stock. One Hundred Million (100,000,000) shares of common stock, par value $0.01 per share, are authorized, of which 17,040,688 shares are issued and outstanding immediately prior to the date hereof (the "Common Stock"). The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable.

          (ii) Preferred Stock. Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), are authorized of which Two Million Six Hundred Thirty-Five Thousand (2,635,000) have been designated as Series A Convertible Preferred Stock and of which no shares are issued and outstanding prior to the consummation of the transactions contemplated by this Agreement.

     (b) Except as set forth on Schedule 2.3(b), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or obligations for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding and, to the best of the Company's knowledge, there is no agreement or understanding between any other persons or entities which affects or relates to the voting or giving of written consents with respect to any share of capital stock of the Company.


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     (c) Set forth on Schedule 2.3(c) is a true, correct and complete list, accurate as of the date hereof, of all of the stockholders of the Company, together with an identification of all of the capital stock of the Company held by each such stockholder.

     2.4 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

     2.5 No Brokers or Finders. No person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right or valid claim against the Company, any Stockholder, CT or ESRN for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

     2.6 Duly Issued; Reservation for Issuance. Upon issuance and delivery to CT of the Preferred Stock pursuant to this Agreement, the Preferred Stock shall be validly issued, fully paid and non-assessable, and will vest in CT legal and valid title to the Preferred Stock, free and clear of all liens, security interests, hypothecations, restrictions, options, proxies, voting trusts or other encumbrances ("Encumbrances"). Upon conversion by CT of the Preferred Stock, the Common Stock shall, upon the issuance and delivery thereof to CT, be validly issued, fully paid and non-assessable, and will vest in CT legal and valid title to the Common Stock issuable to CT, free and clear of any Encumbrances. The Company has duly and properly reserved for issuance such number of shares of its Common Stock and Preferred Stock, as the case may be, as shall be necessary for each of: (i) the issuance of the Preferred Stock pursuant to this Agreement, and (ii) the issuance of Common Stock upon the conversion of the Preferred Stock.

     2.7 Inventories. The Company does not manufacture, sell, or lease any goods, merchandise, or products which give rise to implied warranties, or products liability. All inventory (the "Inventory") of the Company (i) is of a quantity and quality usable in the regular and ordinary course of the business of the Company, is located on the Real Property described on Schedule 2.10 consistent with past practices, (ii) has been or will be acquired by the Company only in bona fide transactions entered into in the ordinary course of business,
(iii) is not valued in excess of the lower of cost or net realizable market value, and (iv) is owned by the Company free and clear of any consignments, liens, claims, charges, and encumbrances, other than Permitted Encumbrances.

     2.8 Accounts Receivable. All receivables due to the Company (the "Accounts Receivable") represent sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are current and collectible. There are no setoffs, counterclaims, or disputes asserted against, conditions precedent to the payment of, and no discounts (other than discounts for prompt payment granted in the ordinary course of business and reflected in the documents evidencing such account) or allowances from, the Accounts Receivable other than in amounts which, in the aggregate, are not in excess of the amounts thereof reserved against on the books and records of the Company. The Company has not granted a security interest in the Accounts Receivable to any person or entity.


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     2.9 Personal Property. The Company has good and merchantable title to all of its furniture, fixtures, equipment, vehicles, and other items of personal property, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except as disclosed on
Schedule 2.9. All furniture, fixtures, equipment, vehicles, and other items of personal property are in good operating condition (normal wear and tear excepted), are reasonably fit for the purposes for which such properties are presently used, are adequate and usable for the continued operation of the business of the Company as the same is presently conducted, and none of such properties are in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns.

     2.10 Real Property and Leased Real Property.

     (a) Schedule 2.10 contains a true and correct list of each parcel of real property owned by the Company ("Owned Real Property"). Except as set forth in
Schedule 2.10, the Company has good and marketable fee simple title to the Owned Real Property, free and clear of all mortgages, liens, charges, encumbrances, and purchase options and other rights to or against such property, other than minor imperfections of title, liens, easements, zoning restrictions, or encumbrances, if any, as are not substantial in character, amount, or extent and do not, severally or in the aggregate, detract from the value or interfere with the present uses of the Owned Real Property, or otherwise impair or limit the business of the Company and operations of the Company.

     (b) Schedule 2.10 contains a true and correct list of each parcel of real property leased by the Company (the "Leased Real Property"). Schedule 2.10 is a true and correct list of each lease pursuant to which the Company leases the Leased Real Property and any amendments, extensions, and renewals thereof (the "Real Property Leases"). Each Real Property Lease is in full force and effect and there is no existing material default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a material default thereunder. Except as described in Schedule 2.10, the Company's interest in the Real Property Leases is free and clear of any mortgages and liens and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties other than the lessor thereof. Except as described in Schedule 2.10, the continuation, validity, and effectiveness of each Real Property Lease, will in no way be affected by the consummation of the transactions contemplated by this Agreement.

     (c) All improvements on the Owned Real Property and the Leased Real Property materially conform to all applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the Owned Real Property and the Leased Real Property and improvements thereon are presently being used.

     (d) The Company has received no written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other material adverse claims affecting the Owned Real Property or the Leased Real Property.


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     (e) All licenses, permits, and approvals required for the occupancy and operation of the Owned Real Property and the Leased Real Property (with appurtenant parking uses) have been obtained and are in full force and effect and the Company has received no notices of violations in connection with such items.

     2.11 Contracts.

     (a) Except as listed on Schedule 2.11, the Company is not a party to any written or oral:

          (i) agreement, contract, or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, contractor, or agent who performs services for the Company;

          (ii) agreement, contract, or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products, or services are used by the Company involving in any one case one-thousand ($1,000) dollars or more;

          (iii) lease under which the Company is lessor or lessee;

          (iv) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person relating to the business of the Company;

          (v) agreement, contract, or commitment for any charitable or political contribution relating to the business of the Company;

          (vi) agreement, contract, commitment, or outstanding proposal pursuant to which the Company sells, or proposes to sell, products and services to its customers;

          (vii) agreement, contract, or commitment limiting or restraining the Company or any successor thereto from engaging or competing in any manner or in any business; or

          (viii) material agreement, contract, or commitment relating to the business of the Company not made in the ordinary course of business.

     (b) The Company has provided to CT a true and correct list of all commitments for capital expenditures that have been approved or made prior to the date of this Agreement by the Company and that remain outstanding as of the date hereof.

     (c) All contracts of the Company have been entered into in the ordinary course of business on terms substantially consistent with the Company's practice prior thereto, are in full force and effect, and there exists no material breach or violation of or material default by the Company under any of such contracts nor, to the knowledge of Stockholders, by any other party


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
to any such contracts or any event which, with notice or the lapse of time, or both, will create a material breach or violation thereof or material default thereunder by the Company nor, to the knowledge of Stockholders, by any other party to any such contracts. There is no contract that contains any contractual requirement with which there is a reasonable likelihood that the Company or any other party thereto will be unable to comply with the terms thereof. The continuation, validity, and effectiveness of each contract of the Company will in no way be affected by the consummation of the transactions contemplated by this Agreement.

     (d) No contract is for materials, supplies, equipment, or services not in the ordinary course of the Company's business or as needed for reasonably anticipated needs of the business of the Company.

     (e) There exists no actual or, to the best knowledge of the Company, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any contract which would have a material adverse effect on the business of the Company or the condition, financial or otherwise, of the Company.

     (f) The Company has not granted any power of attorney affecting or with respect to its business, affairs, or assets that remains outstanding.

     2.12 Intellectual Property; Computer Software

     (a) All trademarks, trade names, service marks, service names, brand names, copyrights, patents or registrations thereof and applications therefor, applicable to or used in the business of the Company are owned by, and may be used by, the Company free and clear of any third party rights, liens, claims, security interests or encumbrances of any nature whatsoever. None of the Company or the Stockholders has any knowledge of any violation of, and the Company is not violating, the rights of others in any trademark, trade name, service mark, service name, copyright, patent, trade secret, know-how or other intangible asset.

     (b) Except as set forth on Schedule 2.12(b), the Company has sole, full and clear title to the all computer software and all materials related thereto, which may or may not include, without limitation, databases, documentation, flow charts, logic diagrams, source code, object code, specifications, technical information and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications or workings of such programs and any derivatives thereof ("Software"), owned by the Company (the "Owned Software"), free of all claims including claims or rights of employees, independent contractors, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such software. Except as disclosed in Schedule 2.12(b), the Owned Software is not dependent on and does not contain any Licensed Software (as defined hereinbelow) or any other Software, or derivatives of any of the foregoing, in order to fully operate in the manner in which it is intended. The Company has the right to use, market, distribute, sublicense, modify, and copy the Owned Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties).


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     (c) For all Software of which the Company is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use such software (the "Licensed Software") or for which the Company is obligated or required to pay license fees, rents, royalties or other charges, the Company has the right and license to use, market, distribute, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties), except as may be set forth in any license agreements or, in the case of licensed "shrink-wrapped" Software, as may be set forth in the documentation attendant with such software. Except as disclosed on Schedule 2.12(c), the Company is in full compliance with all provisions of any such license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software which the Company leases or markets to others, in accordance with and as permitted by the agreement relating to the Licensed Software and except pursuant to written agreements requiring such other parties to keep the Licensed Software confidential. No party to whom the Company has disclosed the Licensed Software has breached such obligation of confidentiality.

     (d) Except as disclosed on Schedule 2.12(d), the Company has not incorporated any Software which has been developed by the Company for a third party where either the right to use or title to such Software is retained or owned by such third party ("Third Party Software") or parts thereof into any other Software in any manner which would infringe the rights of any third parties in such Third Party Software or other Software.

     (e) The Owned Software and Licensed Software (the "Company Software") constitute all Software used in the business of the Company. The transactions contemplated herein will not cause a breach or default under any contract relating to the Company Software or the Third Party Software or impair the Company's ability to use the Company Software in the same manner as such Software is currently used in the business of the Company. None of the Stockholders have an interest in any Software that has been used by, or for the benefit of, the Company.

     (f) None of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software.

     (g) The Company has taken all steps reasonably necessary to protect its right, title and interest in and to, and the confidentiality of, all confidential proprietary software of the Company, any inventions, discoveries, techniques, know-how, trade secrets, ideas, designs, concepts and other similar proprietary rights and information, and all confidential business information concerning the business of the Company.

     (h) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any software, technical documentation, confidential information or related intellectual property on behalf of the Company either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, providing the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of


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


assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

     (i) The Company is not infringing any intellectual property rights of any other person with respect to the Company Software, and no other person is infringing any intellectual property rights of the Company with respect to the Company Software. The Company has not infringed any intellectual property rights of any other person with respect to any Third Party Software.

     2.13 Insurance. All inventories, equipment, supplies, buildings and fixed assets owned or leased by the Company is, has been and as of the Closing Date will be, insured against fire and other casualty, including without limitation insurance against insurable perils as are commonly insured against, and in such amounts as are reasonable in the case of premises similarly situated, and valid policies therefor are, and will be, outstanding and in force and any premiums due thereon paid prior to the Closing Date.

     2.14 Environmental Matters and OSHA The Company is and has been in compliance with Environmental Laws (as hereinafter defined) and (i) the Company has not received notice of any Environmental Claim (as hereinafter defined) filed or threatened against any it, or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law; (ii) to the knowledge of the Company and each of the Stockholders, the Company has not disposed of, emitted, discharged, handles, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) to the knowledge of the Company and each of the Stockholders, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by the Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by the Company so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

     "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person or entity alleging potential liability arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials or any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health.

     "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, any chemicals used or waste generated as a result of typical office and janitorial activities.

     The Company is in material compliance with all applicable laws relating to employee health and safety, and the Company has not received any notice that past or present conditions of the assets and properties of the Company violate any applicable legal requirements or otherwise can be made the basis of any claim, proceeding, or investigation, based on Occupational Safety and Health Administration ("OSHA") violations or otherwise related to employee health and safety.

     2.15 Litigation. Except as listed and described on Schedule 2.15, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending or to the Company's or any Stockholder's knowledge threatened against, or affecting the Company at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor is there any basis for the assertion of any such claim, charge, grievance, action, suit, proceeding, or investigation by or against the Company. Schedule
2.15 discloses, with respect to each pending proceeding, (i) the parties thereto, (ii) the jurisdiction of court in which such proceeding is pending,
(iii) the name and address of counsel for each party thereto, (iv) a summary prepared by counsel for the Company of the current status of such proceeding including the amount of the demand and the amount of the last settlement offer,
(v) the predicted outcome of such proceeding, (vi) the amount of any reserve established for the payment or settlement of such proceeding, and (vii) if the defense is by the Company's insurance carrier, whether the defense is with or without a reservation of rights. True, correct, and complete copies of all material pleadings, motions, orders, and correspondence with counsel relating to each proceeding listed on Schedule 2.15 have been delivered to CT. Schedule 2.15 discloses with respect to any threatened claim or threatened proceeding, (a) the threatening party, (b) the facts known to the Company or any Stockholder concerning such claim, (c) the details of all settlement communications, and (d) the amount of any reserve established for the payment or settlement of such threatened claim or proceeding. The Company is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Company.

     2.16 Absence of Changes. Except as set forth on Schedule 2.16, at all times prior to the date hereof, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any material transaction or occurrence in which the Company has:

     (a) suffered any material adverse change in its business, operations, condition (financial or otherwise), liabilities, assets, earnings, or prospects of the Business nor, to the Company's or any Stockholder's knowledge, has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing;

     (b) canceled any debts or waived any claims or rights;

     (c) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

     (d) made any significant capital expenditure or commitment for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement;

     (e) incurred any long term indebtedness;

     (f) paid, loaned, distributed (by dividend or otherwise), or advanced any amounts to, sold, transferred, or leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with (i) any stockholder, officer, employee, or director of the Company, (ii) any corporation or partnership in which any person controlling, controlled by, or under common control with a person (an "Affiliate") is an officer, director, or holder directly or indirectly of five percent (5%) or more of the outstanding equity or debt securities, or (iii) any person controlling, controlled by, or under common control with any such partner, stockholder, officer, director, or Affiliate except in bona fide arm's-length transactions and in which the interested person, officer director or Affiliate abstained from the decision making process with respect to such transaction or decision;

     (g) granted or incurred any obligation for any increase in the compensation of any officer or employee of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment);

     (h) taken any other action neither in the ordinary course of business and consistent with past practice nor provided for or contemplated by this Agreement; or

     (i) agreed, so as to legally bind the Company whether in writing or otherwise, to take any of the actions set forth in this Section 2.16 and not otherwise permitted by this Agreement.

     2.17 Brokers and Finders. Neither the Stockholders, the Company, nor any Affiliate has incurred any obligation or liability to any investment banker, broker, finder, intermediary, or other person.

     2.18 Labor Matters.

     (a) A true and correct list of all present employees ("Employees"), consultants, and independent contractors employed or engaged by the Company, and information regarding their current total annual remuneration has been made available to CT. Such list also provides a general description of all applicable perquisites and fringe benefits full-time and part-time employees receive or are eligible to receive.

     (b) Since inception, the Company has not experienced any slowdown, work interruption, strike, or work stoppage by employees of the Company. The Company is not a party to nor does the Company have any obligation pursuant to any oral or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of the Company, nor is the Company obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Neither the Company nor any of its officers, directors, or employees has been charged or, to the Company's or any Stockholder's knowledge, threatened with the charge of any unfair labor practice.

     (c) The Company is in material compliance with all applicable federal, state, and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of the Company's employees, including applicable wage and hour laws, worker compensation statutes, unemployment laws, and social security laws.

     (d) There are no pending or, to the Company's or any Stockholder's knowledge, threatened material claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; or immigration (collectively, "Labor Claims").

     (e) The Company is not liable for any material unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     (f) All officers, employees, and agents of the Company are employees at-will and for indefinite terms.

     (g) After reasonable investigation, neither the Company nor any Stockholder is aware that any significant employee or consultant of the Company is obligated under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with the obligation of such employee to use best efforts to promote the interests of the Company. To the knowledge of the Company and the Stockholders, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of any employment, non-competition, or non-disclosure agreement between such employee and such third party, (b) disclosed or may be disclosing, or utilized or may be utilizing, any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of the Company's present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the knowledge of the Company and the Stockholders, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company and the Stockholders, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product, or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the knowledge of the Company and the Stockholders, none of the execution or delivery of this

Agreement, or the carrying on of the business of the Company by its officers, employees, or agents, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which any such person is obligated.

     (h) Neither the Company nor any Stockholder is aware of any former employee of the Company or its predecessors that is obligated under a contract or agreement under common law or statutory law to (i) protect the confidentiality of confidential or proprietary information of the Company or (ii) to refrain from engaging in activities which are competitive with the business of the Company, is in violation or breach of such contract, agreement, or law.

     (i) All taxes required to be withheld on or prior to the Closing Date from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the Closing, have been deposited with the appropriate governmental agency.

     2.19 Governmental Approval and Consents. Except as set forth on Schedule 2.19, no authorization, consent, approval, designation, order, declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement or the consummation of the transactions contemplated hereby.

     2.20 Taxes.

     (a) Schedule 2.20 lists the jurisdictions (domestic and foreign) in which the Company has filed or will be required to file federal, foreign, state and local income, property, employment, and other tax returns. All such returns have been correctly and timely filed and there have been no notices of deficiencies proposed by any federal, foreign, state or local governmental agency or taxing authority. None of such tax returns or employment tax returns of the Company have been examined by the Internal Revenue Service or any foreign, state or local governmental agency or taxing authority, and the Company is not presently under, nor has it received notice of, any contemplated investigation or audit by the Internal Revenue Service or any such governmental agency or taxing authority.

     (b) As of the date hereof, the Company and the Stockholders have timely filed, and as of the Closing Date will have filed, all federal, foreign, state, and local income, property, employment, and other tax returns in each jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to the Company.

     (c) As of the date hereof, the Company has paid and as of the Closing Date will have paid all federal, foreign, state and local income, property, employment and all other taxes and assessments (including penalties, additions to tax and interest in respect thereof, if any) that have become due.

     2.21 Employee Benefit Plans.

     (a) Schedule 2.21 contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of the Company, and indicating with respect to each, the plans which provide coverage for employees of the Company, together with a schedule which indicates the aggregate benefits due to each employee of the Company as of May 1, 2000:

          (i) Any employee benefit plan as defined in Section 3(3) of ERISA, and any trust or other funding agency created thereunder, or under which the Stockholders or the Company, with respect to employees, have any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

          (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which the Company maintains or to which the Company has any outstanding, present, or future obligations to contribute or make payments under, whether voluntary, contingent, or otherwise.

     The plans, programs, policies, or arrangements described in subparagraph
(i) or (ii) above are hereinafter collectively referred to as the "Company Plans." The Company and the Stockholders have delivered to CT true and complete copies of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with (A) all documents relating to any tax-qualified retirement plan maintained by the Company, which documents are required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements for each Company Plan for each of the three (3) most recently completed plan years.

     (b) The Company and any other entities required to be aggregated with the aforementioned pursuant to Section 414 of the Code are hereinafter collectively referred to as the "Company Group." Except as to those plans identified on
Schedule 2.21 as tax-qualified Company Plans (the "Company Qualified Plans"), no member of the Company Group maintains a tax-qualified employee plan which meets or was intended to meet the requirements of Code Section 401 for the benefit of present or former Employees. The Internal Revenue Service has issued favorable determination letters to the effect that each the Company Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters are in effect. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan have been delivered to CT. The Company Qualified Plans have been administered according to their terms, except for those terms which are inconsistent with the changes required by the Tax Reform Act of 1986 and other acts, regulations, and rulings, in which case the Company Qualified Plans have been administered in accordance with the provisions of those acts, regulations, and rulings in all material respects. No member of the

Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. The Company Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986 and other acts, regulations, and rulings for which amendments are not yet required. Any Company Qualified Plan subject to Code Sections 401(k) or 401(m) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3), 401(m)(2), or both, as application, for each plan year ending prior to the Closing Date.

     (c) Except as expressly identified on Schedule 2.21, no termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group. With respect to any Company Qualified Plan or any member of the Company Group, no termination liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred or would be incurred if any Company Qualified Plan were terminated on the Closing Date. If any Company Qualified Plan were terminated on the Closing Date, the present value of all benefit liabilities under the Company Qualified Plan would not, as of the Closing Date, exceed the then current value of the assets of such Company Qualified Plan. No Company Qualified Plan has suffered any accumulated funding deficiency within the meaning of ERISA Section 302 and Code Section 412. The Company has made all quarterly contributions required under Code Section 412(m) and no conditions exist which would subject the assets of the Company to a lien under Code Section 412(m) or ERISA Section 4068. No member of the Company Group has any outstanding liability under Code Section 4971. As of the Closing Date, all contributions required to have been made on or prior to the Closing Date under the Company Plans will have been made or have been accrued on the Financial Statements and all required premium payments for the Company Qualified Plans have been made, when due, to PBGC. No event or condition exists with respect to any Company Qualified Plan which could be deemed a "reportable event" as defined in ERISA Section 4043, with respect to which the 30-day notice requirement has not been waived and which could result in a liability to the Company, and no condition exists which would subject the Company to a fine under ERISA Section 4071. No amendment has occurred to any Company Qualified Plan which has required or which would require the Company Group to provide security under Code Section 401(a)(29).

     (d) No member of the Company Group has any past, present, or future obligation to contribute to any multiemployer plan as defined in ERISA Section 3(37).

     (e) No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406). The Company Group and all other "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans have complied in all respects with the requirements of ERISA Section 404. Neither the Company Group nor any party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA against the Company Plans.

     (f) Each member of the Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     (g) Each member of the Company Group is in compliance with the requirements prescribed by all statutes, orders, governmental rules, and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to governmental agencies, participants, or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

     (h) Except as disclosed on Schedule 2.21, the Company has not made or is not obligated to make any nondeductible contributions to any Company Plan.

     (i) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment," as defined in Code Section 280G(b), determined without regard to Code Section 280G(b)(2)(A)(i).

     (j) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the Company Plans, against any fiduciary of any of the Company Plans, or against the assets of any of the Company Plans.

     (k) The consummation of the transactions contemplated hereby will not (i) accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder or (ii) result in any severance or similar type of liabilities under any Company Plan.

     (l) The Company has no obligation to any retired or former employee, or any current employee upon retirement, under any Company Plan which is an employee welfare benefit plan as defined in ERISA Section 3(1). Any Company Plan can be terminated without resulting in any liability to the Company for any additional penalties, premiums, fees, or any other charges.

     (m) There is no lien upon any property of any member of the Company Group outstanding pursuant to Code Section 412(n) in favor of any Company Plan. No assets of the Company Group have been provided as security to any Company Plan pursuant to Code Section 401(a)(29).

     2.22 Compliance with Laws. The Company is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to the Company, which violation would have a material adverse effect on the Company. The Company is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects the Company or any of the assets and properties of the Company. The Company is in compliance with all applicable laws, regulations, and orders issued by any court or governmental or administrative body or agency where a failure so to comply would have a material adverse affect on the Company.

     2.23 Compliance with Securities Laws. Upon the filing of the appropriate notices required under federal and state securities laws, and in reliance upon certain representations and warranties of CT with respect to their respective purchases of the Preferred Stock, the issuance by the Company of the Preferred Stock and the conveyance by the Company to CT of the Preferred Stock pursuant to the terms of this Agreement are in compliance in all respects with all federal and state securities laws.

     2.24 Correctness of Representations. No representation or warranty of the Company in this Agreement or in any exhibit, certificate, or schedule attached hereto or furnished pursuant hereto, contains any untrue statement of fact or omits, or will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on the Closing Date. True copies of all mortgages, indentures, notes, leases, agreements, plans, contracts, and other instruments listed on or referred to in the schedules delivered or furnished to CT pursuant to this Agreement have been delivered to CT.

     2.25 Representations Not Waived. The representations and warranties of the Company contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of CT and/or its representatives or agents or by reason of the fact that CT and/or its representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect; provided, however, that CT hereby agrees to inform the Company of any and all representations and warranties of which it has actual knowledge that are untrue or inaccurate in any respect.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CT AND ESRN

     CT and ESRN represent and warrant to the Company as follows:

     3.1 Due Organization and Qualification. CT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ESRN is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CT and ESRN has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted.

     3.2 Corporate Power and Authority. Each of CT and ESRN has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of CT and ESRN, and all other agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action and no further action or approval is required in order to permit each of CT and ESRN to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements to which each is a party when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of CT and ESRN, respectively, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the "Equitable Exceptions"). The making and performance of this Agreement, and all other agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Articles of Incorporation or By-Laws of CT, (b) conflict with the Certificate of Formation or Limited Liability Company Agreement of ESRN, (c) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets, or violate any order, writ, injunction or decree to which CT or ESRN is a party, by which any of the Assets or business or operations of CT or ESRN may be bound or affected or under which any of the Assets or business or operations of CT or ESRN receive benefits, (d) result in the loss or adverse modification of any license, certificate, franchise, permit or other authorization granted to or otherwise held by CT or ESRN and related to their respective business operations or (e) result in the violation of any provisions of law applicable to CT or ESRN, the violation of which could have a material and adverse effect upon the Assets.

     3.3 Title; Use of Assets. The transactions involving the Assets between ESRN and EBSCO under the Asset Purchase Agreement, and the transactions involving the Assets between ESRN and the Company under this Agreement, shall occur simultaneously. ESRN shall convey to the Company at the Closing any and all title to the Assets acquired from EBSCO pursuant to the Asset Purchase Agreement, free and clear of any Encumbrances created by ESRN. NO REPRESENTATION OR WARRANTY IS BEING MADE WITH REGARD TO THE PHYSICAL CONDITION OF ANY OF THE ASSETS. THE COMPANY UNDERSTANDS THAT THE COMPANY IS PURCHASING THE ASSETS ON AN "AS-IS, WHERE IS" BASIS AND IN RELIANCE SOLELY ON THE COMPANY'S OWN INSPECTION OF THE ASSETS. NEITHER ESRN, CT NOR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES OR AFFILIATES HAVE MADE REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHICH CONCERN THE PHYSICAL CONDITION OF THE ASSETS OR WHICH HAVE INDUCED THE COMPANY TO ENTER INTO OR CONSUMMATE THIS AGREEMENT. ALL REPRESENTATIONS AND WARRANTIES AS TO THE PHYSICAL CONDITION OF THE ASSETS ARE HEREBY EXPRESSLY DISCLAIMED BY ESRN AND CT AND WAIVED BY THE COMPANY. NEITHER ESRN NOR CT MAKES ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS.

     3.4 Purchase Entirely for Own Account. This Agreement is made in reliance upon CT's representations to the Company, which by CT's execution of this Agreement CT hereby confirms, that the Preferred Stock will be acquired for investment for CT's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that CT has no present intention of selling, granting any participation in, or otherwise distributing any of the Preferred Stock. CT has not obligated under any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant any participation to such person or to any third person, with respect to any of the Preferred Stock.

     3.5 Accredited Investor. CT is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended.

     3.6 Investment Experience. CT acknowledges that it is able to protect itself adequately against the hazards of its investment in the Preferred Stock, that it can bear the economic risk of such investment, and that it has such knowledge and experience in financial or business matters that it is capable of evaluating reasonably the merits and risks of its investment in the Preferred Stock.

     3.7 Restricted Securities. CT understands that the Preferred Stock it is purchasing is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In addition, CT represents that it is familiar with Rule 144, promulgated under the authority of the Act, as presently in effect and understands the resale limitations imposed thereby and by the Act. CT understands that no public market presently exists for the Preferred Stock, and that there are no assurances that any such market will be created.

     3.8 Further Limitations on Disposition. Without in any way limiting the above, CT further agrees not to make any disposition of all or any portion of the Preferred Stock unless:

     (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

     (b) (i) CT shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, CT shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

     3.9 Legends. It is understood that the certificate(s) evidencing the Preferred Stock shall bear a legend substantially similar to the following:

          "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or transferred in the absence of such registration or unless the Company receives an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said act. Copies of the agreements covering the purchase of these shares and restricting their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Company at the principal executive offices of the Company."

     3.10 Access to Information. CT has had an opportunity to review the books and records of the Company made available to CT, including financial records, forecasts, organizational documents, agreements with employees, option agreements, stock records and agreements with prospective customers and strategic partners, if any. The Company has made available to CT the opportunity to ask questions of and to receive answers from the Company's officers, directors and other authorized representatives concerning the Company and its business and prospects and CT has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Preferred Stock hereunder.

     3.11 Brokers and Finders. Neither CT, ESRN nor any affiliate of either CT or ESRN has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement for which the Company or the Stockholders will be liable.

                                   ARTICLE IV

               CONDITIONS PRECEDENT TO OBLIGATIONS OF CT AND ESRN

     The obligation of CT and ESRN to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by CT and ESRN.

     4.1 Representations and Warranties. All of the representations and warranties of each of the Company and the Stockholders contained in this Agreement and in any schedule or other disclosure in writing from the Company or the Stockholders, as applicable, shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     4.2 Compliance by the Company. The Company and the Stockholders shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by the Company and the Stockholders on or prior to the Closing Date, and CT and ESRN shall have received a certificate, dated as of the Closing Date, executed by any authorized officer of the Company.

     4.3 No Injunction, Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit CT or ESRN, or to obtain substantial damages from CT or ESRN, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the Company, which, in the reasonable judgment of CT and ESRN, would make it inadvisable to consummate the transactions contemplated by this Agreement.

     4.4 Consents, Authorizations, Approval of Legal Matters. CT and ESRN shall have received a true and correct copy of any consent and waiver required for the execution, delivery, and performance of this Agreement. All authorizations, orders, or approvals of any governmental commission, board, or other regulatory body, shall have been obtained, and CT and ESRN shall have received a certificate dated as of the Closing Date, executed by an authorized officer of the Company to the foregoing effect, and CT and ESRN shall be satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval.

     4.5 Certified Resolutions. CT and ESRN shall have received a certificate of the Secretary of the Company containing a true and correct copy of the resolutions duly adopted by the board of directors of the Company approving and authorizing the consummation transactions contemplated hereby. The Secretary of the Company shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     4.6 Litigation. At the Closing, there shall not be pending or threatened any litigation in any court or any proceeding before any agency in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the transactions contemplated hereby.

     4.7 No Adverse Change. There shall not have been any material adverse change in the business or condition, financial or otherwise, of the Company, and CT and ESRN shall have received a certificate dated as of the Closing Date, executed by an authorized officer of the Company to such effect.

     4.8 Proceedings. The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to CT, ESRN and their respective counsel.

     4.9 Certificates. The Company and the Stockholders shall have delivered to CT and ESRN all such certificates, dated as of the Closing Date, as CT and ESRN shall reasonably request to evidence the fulfillment by the Company and Stockholders, or other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

                                   ARTICLE V

              CONDITIONS TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS

     The obligations of the Company and the Stockholders to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Company and the Stockholders may waive in writing:

     5.1 Representations and Warranties. All of the representations and warranties of CT and ESRN contained in this Agreement and in any schedule or other disclosure in writing from CT and ESRN, as applicable, shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     5.2 Closing of Asset Purchase Agreement. CT and ESRN shall close the transactions contemplated by the Asset Purchase Agreement simultaneously with the closing of the transactions contemplated by this Agreement.

     5.3 Consents. CT and ESRN shall have obtained all necessary orders, approvals, estoppel certificates or consents of third parties and agencies, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to CT and ESRN that shall be required for CT and ESRN to consummate the transactions contemplated hereby.

     5.4 Litigation. At the Closing, there shall not be pending or threatened any litigation in any court or any proceeding before any agency in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                                 CONFIDENTIALITY

     All documents and information (written and oral) furnished to the parties to this Agreement or to which such parties are given access (the "Information") shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated by this Agreement and, upon termination of this Agreement for any reason without completion of the Closing, the party receiving Information shall return to the party which furnished such Information all documents or other materials containing, reflecting or referring to Information, shall keep confidential all Information, and shall not directly or indirectly use Information for any competitive purpose. The obligations under this Article VI shall not apply to disclosures required by applicable law, or to any information which was already in the possession of the party receiving Information prior to the disclosure thereof by the party furnishing the Information; was then generally known to the public; became known to the public through no fault of the party receiving the Information; or was disclosed to the party receiving the Information by a third party not bound by an obligation of confidentiality. If the transactions contemplated by this Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the Information (unless in the public domain) obtained from any other party and shall promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties.

                                  ARTICLE VII

                                 INDEMNIFICATION

     For the purposes of this Article VII, "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, and reasonable attorneys' and other professional fees, and expenses incurred in the investigation, preparation, defense, and settlement of any claim, loss, damage, or liability.

     7.1 Agreement of Company and Stockholders to Indemnify.

     (a) Subject to the terms and conditions of this Article VII, the Company and the Stockholders, jointly and severally, agree to indemnify, defend, and hold harmless CT, ESRN and their respective officers, directors, employees, agents and representatives (collectively the "CT Representatives"), from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by CT, ESRN or the CT Representatives by reason of, resulting from, based upon, or arising out of:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of the Company or the Stockholders contained in or made pursuant to this Agreement or in any certificate, schedule, or exhibit furnished by the Company and the Stockholders in connection herewith; and

          (ii) a breach or partial breach of any covenant or agreement of the Company and/or the Stockholders contained in or made pursuant to this Agreement.

     (b) The obligation of the Company and the Stockholders to indemnify CT and ESRN for any Losses is subject to the condition that the Company and the Stockholders shall have received notice of the Losses for which indemnity is sought within ninety (90) days after the Closing Date. Notice of Losses pertaining to the representations and warranties set forth in Section 2.3 hereof shall be effective for all purposes hereunder without limitation as to the time within which such notice may be given.

     (c) The indemnification obligations of each Stockholder hereunder shall be secured by a pledge to CT of certain shares of CT's common stock owned by such Stockholder as of the Closing Date, in accordance with the terms of that certain Pledge Agreement between each Stockholder and CT of even date herewith (the "Pledge"). Each Stockholder's indemnification obligations shall be satisfied only by the Pledge, and no other assets owned by any Stockholder shall be available to CT or ESRN to satisfy such obligations.

     (d) Subject to the restrictions in Section 7.1(c), the remedies of CT and ESRN against the Company and the Stockholders for any Losses hereunder shall be cumulative, and the exercise by CT or ESRN of its right to indemnification hereunder shall not affect the right of CT or ESRN to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief.

     7.2 Procedures for Indemnification.

     (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by CT or ESRN ("Indemnitee") by delivery of a written declaration to the Company or the applicable Stockholder (the "Indemnitor") requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined hereinafter), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

     (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 7.3 hereof shall be observed by Indemnitee and the Indemnitor.

     (c) If the Indemnification Claim involves a matter that is not a Third Party Claim, the Indemnitor shall have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 7.2(d) hereof. If an objection is timely interposed by the Indemnitor and the dispute is not resolved within thirty (30) days from the date (such period is hereinafter the "Negotiation Period") Indemnitee receives such objection, such dispute shall be resolved by (i) arbitration in accordance with the rules of the American Arbitration Association, if the amount in controversy is less than Fifty Thousand Dollars ($50,000) or (ii) institution of such proceedings as Indemnitee may elect if the amount in controversy is Fifty Thousand Dollars ($50,000) or more.

     (d) Upon a final determination of the amount of an Indemnification Claim whether by agreement between the Indemnitor and Indemnitee, or by an arbitration award, or by any other final judgment or another final nonappealable order, the Indemnitor shall pay the amount of such Indemnification Claim.

     7.3 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee by a third party not a party to this Agreement which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

     (a) Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to Indemnitee. The assumption of the defense of any such claim by the Indemnitor shall be an acknowledgment by the Indemnitor of its obligation to indemnify Indemnitee with respect to such claim hereunder. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within ten
(10) days after written notice of such claim has been given to the Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 7.4, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.2(a) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

     (b) Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

     7.4 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article VII shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of twenty-thousand ($20,000) dollars or less where the Indemnitor has not responded within ten (10) business days of notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

                                  ARTICLE VIII

                                     CLOSING

     8.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Liddell & Sapp LLP, or such other place as mutually agreed to by the parties, at 10:00 A.M., Eastern Daylight Time on May __, 2000, or such other time and/or date as agreed to by the Parties hereto (the "Closing Date").

     8.2 ESRN's Performance. At the Closing, concurrently with performance by the Company and the Stockholders of their obligations to be performed at the
Closing:

     (a) Conveyances. ESRN shall execute and deliver to the Company, in form and substance acceptable to the Company, (i) the Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A conveying to the Company all items of personalty included among the Assets, and (ii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Company title to all of the Assets and all right, title and interest of ESRN thereto. If requested by the Company, such documents shall be in a form suitable for recording.

     (b) Records. ESRN shall deliver to the Company all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets that are in ESRN's possession.

     (c) Other Actions. ESRN shall take all such other steps as may be necessary or appropriate to put the Company in actual and complete ownership and possession of the Assets.

Additionally, at any time and from time to time, at or after the Closing, upon request of the Company, ESRN shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to evidence, vest in and confirm to the Company full and complete title to, possession of, and the right to use and enjoy the Assets and to consummate the transactions contemplated herein.

     8.3 Company's Performance. At the Closing, concurrently with the performance by ESRN of its obligations to be performed at the Closing:

     (a) Assumption Agreement. The Company shall execute and deliver to ESRN the Assumption Agreement in substantially the form attached hereto as Exhibit B.

     (b) Issuance of Preferred Stock. The Company shall issue to CT the Preferred Stock.

     (c) Other Actions. At any time and from time to time, at or after the Closing, upon request of ESRN, the Company shall do, execute, acknowledge and deliver all such further acts and assurances as may reasonably be required in order to better assure and confirm to ESRN the assumption by the Company of the obligations to render performance that are to be assumed by the Company pursuant to this Agreement and to consummate the transactions contemplated herein.

                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

     (a) By the consent in writing of the parties hereto;

     (b) By the Company, if any of the material conditions to the obligations of the Company contained herein shall not have been satisfied or, if unsatisfied, waived by the Company as of the Closing Date;

     (c) By CT or ESRN, if any of the material conditions to the obligations of CT contained herein shall not have been satisfied or, if unsatisfied, waived by CT as of the Closing Date; or

     (d) By any party hereto, in the event of a breach by the other party (i) of any covenant or agreement contained herein if such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement or (ii) of any representation or warranty herein if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the party committing such breach.

     9.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall be of no further force or effect, except for Section 10.1, which shall not be affected by termination of this Agreement.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Expenses. Each party hereto shall bear all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, disbursements and expenses of its legal counsel and auditors.

     10.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     10.3 Publicity. No party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties shall be entitled, following reasonable prior written notice to the other party, to issue such press releases and make such public statements as are, in the opinion of its legal counsel, required by applicable law.

     10.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, which shall be given or withheld in such party's sole discretion, and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective affiliates and the successors and assigns of the parties and their respective affiliates, any rights, remedies, obligations or liabilities under or by reason of such agreements. 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     10.6 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     10.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

     10.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     10.9 Notices. All notices or communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

                    (i)    If to CT or ESRN:

                           CT Holdings, Inc.
                           3811 Turtle Creek Blvd.
                           Suite 770
                           Dallas, Texas 75219
                           Attention: Steven B. Solomon
                           Telecopy Number: (214) 520-9293

                           With a copy which shall not constitute Notice to:

                           Locke Liddell & Sapp LLP
                           2200 Ross Avenue, Suite 2200
                           Dallas, Texas 75201
                           Attention: John B. McKnight, Esq.
                           Telecopy Number:  (214) 740-8800

                  (ii)     If to the Company:

                           iNetze.com, Inc.
                           355W Cummings Center, Bldg. 800
                           Beverly, MA 01915
                           Attention: Morris D. Presley

                  With a copy which shall not constitute Notice to:

                           Hunton & Williams
                           600 Peachtree Street, N.E.
                           4100 Bank of America Plaza
                           Atlanta, Georgia  30308
                           Attention: Annette D. Elinger, Esq.
                           Facsimile:  (404) 888-4190

          (iii) If to the Stockholders, to the addresses listed on Exhibit C hereto.

or at such other address or counsel as any party hereto shall specify pursuant to this Section 10.9 from time to time.

     10.10 Governing Law. This agreement shall be construed in accordance with the laws of the State of Texas (without giving effect to its choice of laws provisions).

     10.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.




    [THE IMMEDIATELY FOLLOWING PAGE CONTAINS THE SIGNATURES OF THE PARTIES.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.

                                          INETZE.COM, INC.,
                                          a Delaware corporation


                                          By: /s/ Morris D. Presley
                                              ----------------------------------
                                              Morris D. Presley
                                              President

                                          CT HOLDINGS, INC.,
                                          a Delaware corporation


                                          By: /s/ Steven B. Solomon
                                              ----------------------------------
                                              Steven B. Solomon
                                              President

                                          ESRN ACQUISITION, LLC,
                                          a Delaware limited liability company

                                          By: CT Holdings, Inc., its sole member


                                              By: /s/ Steven B. Solomon
                                                  ------------------------------
                                                  Steven B. Solomon
                                                  President



                                          /s/ Robert C. Whitehair
                                          --------------------------------------
                                          Robert C. Whitehair, Individually


                                          F. Shanahan McAdoo
                                          --------------------------------------
                                          F. Shanahan McAdoo, Individually


                                          /s/ Tim Collins
                                          --------------------------------------
                                          Tim Collins, Individually


                                          /s/ Morris D. Presley
                                          --------------------------------------
                                          Morris D. Presley, Individually

                          ASSET CONTRIBUTION AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES


1.4                 Assumed Liabilities
2.3(b)              Outstanding Obligations for Purchase of Capital Stock
2.3(c)              Stockholders of the Company
2.9                 Encumbrances on Company Owned Personal Property
2.10                Real Property and Leased Property
2.11                Contracts
2.12                Software
2.15                Litigation
2.16                Absence of Changes
2.18                Labor Matters
2.19                Government Approval and Consents
2.20                Taxes
2.21                Employee Benefit Plans

EXHIBITS

A                   Bill of Sale and Assignment
B                   Assumption Agreement
C                   Stockholder Addresses